FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2008 RESULTS

CRANBURY, New Jersey – (May 5, 2008) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the first quarter 2008.

First Quarter Results

  Net sales for the first quarter 2008 were $162.5 million, an increase of $25.8 million, or 18.9%, as compared to $136.7 million for the same period in 2007.

  Operating income for the first quarter 2008 was $23.4 million, an increase of $13.4 million, or 134%, compared to $10.0 million for the comparable period in 2007.  Operating income in both first quarter 2008 and first quarter 2007 included certain highlighted items. The first quarter 2008 did not reflect approximately $3.6 million of gross profit from a GTSP (fertilizer co-product) export shipment delayed from March into April due to a customer’s ocean shipping logistics issues and included $2.1 million in legal fees to comply with a STPP document request subpoena from the U.S. Department of Justice (“DOJ”). The first quarter 2007 was negatively affected by a $1.4 million charge for Mexican workforce reorganization costs.

  Depreciation and amortization for the first quarter 2008, excluding deferred financing amortization expense, was $12.5 million, an increase of $0.9 million compared to $11.6 million for the first quarter of 2007.

  Net interest expense for the first quarter 2008, including deferred financing amortization expense, was $8.6 million, a decrease of $1.3 million, compared to $9.9 million for the comparable period in 2007.

  Tax expense for the first quarter 2008 was $5.3 million, an increase of $3.1 million compared to $2.2 million for the comparable period in 2007.

  Net income for the first quarter 2008 was $9.3 million, an improvement of $11.4 million compared to a net loss of $2.1 million for the same period in 2007.

  Diluted earnings per share for the first quarter 2008 were $0.43. Innophos had 20.9 million shares issued and outstanding at March 31, 2008.

  As of March 31, 2008, Innophos had $11.7 million of cash and cash equivalents. Net debt at the end of the first quarter 2008 was $386.3 million, an increase of $17.5 million from $368.8 million at December 31, 2007. This increase was due to a $14.0 million borrowing on the Company’s revolving debt needed to fund a $32.1 million increase in working capital. Capital expenditures for the first quarter 2008 were $4.1 million versus $4.6 million in the same quarter of 2007.

Randy Gress, CEO of Innophos said, “We are extremely pleased that our operating and net income, at $23.4 million and $9.3 million respectively, were the best results that we have had in our history as a public company. In order to achieve these results we have continued to focus on providing excellent customer service, assuring product supply, and improving efficiency and the strength of our supply chain. We are also anticipating and rapidly responding to the dynamic rate of change in our markets and successfully increasing prices.”

Segment Results 1Q 2008 Versus 1Q 2007

  U.S. – Year on year quarterly net sales increased 22.0% due to the impacts of higher prices across all product lines and favorable volume and mix effects on revenue in specialty salts and specialty acids which reached its highest volume level since the formation of Innophos. This record volume is due in part to increased market share resulting from commercial efforts and reduced competitive supply including imports. Operating income increased by $3.9 million from $0.7 million in the first quarter of 2007 to $4.6 million in the first quarter of 2008. This improvement was driven by higher selling prices which exceeded higher raw material, energy and freight costs and increased operating expenses primarily from $2.1 million of legal fees incurred to satisfy the DOJ STPP antitrust investigation document request subpoena.

  Mexico – Net sales increased 16.7% for the quarter versus the comparable quarter 2007 due to higher prices across all product lines, but most significantly in STPP and Other Products, which exceeded lower volume and mix effects on revenue, again most significantly in STPP and Other Products. Volume was lower primarily due to a GTSP export shipment delayed into April because of a customer’s ocean shipping logistics issues and lower GTSP production for the quarter due to rock supply interruptions due to port congestion and other logistics issues in Morocco. Operating income increased by $9.5 million, from $8.0 million in the first quarter of 2007 to $17.5 million in the first quarter of 2008, driven by higher selling prices which exceeded higher raw material, energy and freight costs. Included in 2007 operating income was $1.4 million of unusual expense related to the Mexican workforce reorganization.

  Canada – Net sales increased 3.9% for the quarter versus the same quarter 2007 due to higher selling prices which exceeded lower volume and mix effects on revenue. Operating income remained flat at $1.4 million for both quarters.

2008 Market Outlook

Market prices of phosphate rock and sulfur, two primary raw materials used in the production of specialty phosphates, have increased substantially over the last several quarters. If current raw material market price levels for phosphate rock and sulfur are sustained throughout 2008 into early 2009, the Company currently estimates that annual raw material costs will increase by an amount equivalent to approximately 50-60% of 2007 annual sales by the second quarter 2009, as compared to the Innophos cost structure at the end of 2007. Approximately half of this cost increase is expected to occur during 2008, the balance is expected to occur in the first quarter of 2009.

Historically, Innophos has successfully recovered raw material, energy, and other cost increases through price increases. During the fourth quarter of 2007, the company implemented price increases in all its product lines, most of which became effective January 1, 2008. Innophos also implemented price increases in February and April 2008. The company has also recently announced additional price increases to be implemented through June 2008. These price increases are for the most part expected to be realized by July 2008 and are expected to allow Innophos to meet or exceed the near term increases in raw material costs estimated above. During 2008 management therefore expects price increases will be achieved ahead of realized cost increases by a material amount.

While the Company cannot guarantee that these measures will succeed, to date marketplace acceptance rates for these increases have been high. In light of recent market volatility, it is possible that raw material costs may continue to increase, and that additional price increases or employment of other measures may be necessary to recover those additional cost increases. Finally, as Innophos raises prices, it is possible that demand for its products may decline to the extent its customers reformulate their products or otherwise reduce purchases.

Randy Gress commented, “We benefit from a flexible production infrastructure that allows us to adjust to customer demand shifts in the current environment. Innophos’ infrastructure and staff are equipped to respond to these conditions. Nonetheless, our overall mission remains the same: to deliver quality products and lead in specialty phosphate production and customer service. Through price actions and operating improvements, we expect to again expand operating profit and margins in 2008, in addition to what we accomplished in 2007.”

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Innophos Holdings, Inc., nor shall there be any offer, solicitation or sale of securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com	646-452-2335 / 2334

Conference Call Details

The conference call is scheduled for Tuesday, May 6, 2008 at 10:00 a.m. EST and can be accessed by dialing 888-713-4213 (U.S.) or 617-213-4865 (International) and entering passcode 60890029. A replay will be available between 12:00 pm EST on May 6 and 11:59 pm EST on May 13. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 75657752. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

Three months ended	Three months ended
March 31,	March 31,
2008	2007
Net sales	$162,538	$136,680
Cost of goods sold	121,831	115,698

Gross profit	40,707	20,982
Operating expenses:
Selling, general and administrative	16,769	10,413
Research & development expenses	510	542
Total operating expenses	17,279	10,955
Operating income	23,428	10,027
Interest expense, net	8,620	9,921
Foreign exchange loss (gain)	290	(134)
Other (income) expense, net	(80)	58
Income before income taxes	14,598	182
Provision for income taxes	5,342	2,250

Net income (loss)	………………………$	9,256	$(2,068)

Dividends paid per share of common stock	$0.17	$0.11
Dividends declared per share of common stock	$0.17	$0.17

Segment Reporting – First Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	March 31,	March 31,
	2008	2007	Net Sales % Change
Segment Net Sales
United States	$92,850	$76,127	22.0%
Mexico	61,884	53,039	16.7%
Canada	7,804	7,514	3.9%
Total	$162,538	$136,680	18.9%

Segment Operating Income
United States	$4,564	$652
Mexico	17,510	7,953
Canada	1,354	1,422
Total	$23,428	$10,027

Segment Operating Income % of net sales
United States	4.9%	0.9%
Mexico	28.3%	15.0%
Canada	17.4%	18.9%

Price / Volume – First Quarter

The following table illustrates for the three months ended March 31, 2008 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	14.0%	8.0%	22.0%
Canada	16.8%	(12.9%)	3.9%
Mexico	54.5%	(37.8%)	16.7%

The following table illustrates for the three months ended March 31, 2008 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	30.6%	(3.4%)	27.2%
Speciality Salts and Specialty Acids	10.3%	11.2%	21.5%
STPP and Other Products	65.0%	(57.6%)	7.4%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Three months ended	Three months ended
	March 31,	March 31,
	2008	2007
Cash flows from operating activities
Net income (loss)	$9,256	$(2,068)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,541	11,565
Amortization of deferred financing charges	683	822
Deferred income tax benefit	(631)	(1,078)
Deferred profit sharing	190	31
Stock-based compensation	401	231
Changes in assets and liabilities:
Increase in accounts receivable	(8,743)	(3,617)
Increase in inventories	(16,890)	(193)
Decrease/(increase) in other current assets	2,383	(2,531)
Decrease in accounts payable	(1,866)	(385)
Decrease in other current liabilities	(7,029)	(4,278)
Changes in other long-term assets and liabilities	(104)	(431)
Net cash used in operating activities	(9,809)	(1,932)
Cash flows from investing activities:
Capital expenditures	(4,086)	(4,625)

Net cash used for investing activities	(4,086)	(4,625)
Cash flows from financing activities:
Proceeds from exercise of stock options	31	750
Principal payments of term-loan	(500)	(8,000)
Revolver Borrowing	14,000	-
Dividends paid	(3,551)	(2,275)
Net cash provided from (used for) financing activities	9,980	(9,525)
Net change in cash	(3,915)	(16,082)
Cash and cash equivalents at beginning of period	15,661	31,760

Cash and cash equivalents at end of period	$11,746	$15,678

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$11,746	$15,661
Accounts receivable - trade	68,822	60,079
Inventories	95,618	78,728
Other current assets	16,001	18,384

Total current assets	192,187	172,852

Property, plant and equipment, net	253,488	260,563
Goodwill	47,268	47,268
Intangibles and other assets, net	60,588	62,016

Total assets	$553,531	$542,699

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$58,026	$1,328
Accounts payable, trade and other	34,578	36,444
Other current liabilities	38,351	45,380

Total current liabilites	130,955	83,152
Long-term debt	339,974	383,172
Other long-term liabilities	31,640	31,671

Total liabilities	502,569	497,995

Total stockholders' equity	50,962	44,704

Total liabilities and stockholders' equity	$553,531	$542,699

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP. They have been presented here to exclude the impact of certain unusual expense items on Innophos’ results. The Company believes these measures are reflective of how management views Innophos’ operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.